Astralis [LOGO]

                        Astralis Ltd Reports 2002 Results

Fairfield, New Jersey, March 31st, 2002 -- Astralis Ltd. (OTCBB: ASTR) announced today its results for 2002. For the fiscal year ended December 31, 2002, the Company recorded a net loss of $ 18.4 million to common stockholders, or $0.49 per share. Included in this net loss is a non-cash preferred stock dividend in the amount of $9.4 million that was generated from the beneficial conversion feature of sales of preferred stock. The Company, which is a development stage entity, had no revenue during this period. Total shareholders' equity as of December 31, 2002, was $7.9 million and the Company had cash and marketable security balances totalling $1.4 million as of December 31, 2002.

On January 31, 2003, SkyePharma PLC (NASDAQ: SKYE; LSE: SKP) purchased an additional 250,000 shares of the Company's Series A Convertible Preferred Stock under the terms of a Stock Purchase Agreement dated December 10, 2001. The Company received $2.5 million in consideration for the shares. This amount represents the final installment due from SkyePharma under the terms of the Stock Purchase Agreement.

Research and development expenses for 2002 amounted to $ 7.7 million. These expenditures included continued research for PsoraxineTM, the Company's first drug candidate for the treatment of Psoriasis, which began in early 2001, as well as payments to SkyePharma for regulatory and development services pursuant to a Service Agreement signed in December 2001.

This press release may contain forward-looking statements regarding Astralis Ltd. Actual results may differ materially from those described in the press release as a result of a number of factors, including but not limited to the following: There can be no assurance that PsoraxineTM will be successfully developed or manufactured, or that final results of human clinical trials will result in the regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of this product will be achieved. Astralis will continue its research and development effort to the extent that we do not experience any cash shortfalls, adverse developments in our drug development or competitive or other impediments that an early stage company in our industry may face. Astralis Ltd undertakes no obligation to revise or update any such forward-looking statement to reflect events or circumstances after the date of this release.

Astralis Ltd
Mike Ajnsztajn, Chief Executive Officer                        +1 (973) 227-7168
Gina Tedesco, Chief Financial Officer
Email: info@astralisltd.com

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                                  Astralis Ltd
                          (A Development Stage Entity)
                   Selected Statement of Operation Information
                    January 1st, 2002 to December 31st, 2002

Revenues                                                                     --
Total Operating Expenses                                           $  9,151,521
Loss from Operations                                               $ (9,151,521)
Investment Income                                                  $    111,273
Net Loss                                                           $ (9,040,248)
Preferred Stock Dividend                                           $ (9,348,750)
Net Loss to Common Shareholders                                    $(18,388,998)
     Basic and diluted loss per common share                       $      (0.49)